Exhibit 99.1

eMagin Announces First Quarter 2015 Financial Results

Profitability Improves

HOPEWELL JUNCTION, N.Y. – May 14, 2015 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the first quarter of 2015.

Andrew G. Sculley, President and CEO, stated, “We are pleased the Company turned a profit in first quarter and earned $0.9 million in EBITDA. Our improvement in financial results was due to lower manufacturing costs, better yield and significantly lower operating expenses. Also during the first quarter, we made progress in several key areas of the business that we believe position the Company for continued OLED technology leadership and revenue growth. Our work on developing production quantity ultra-high brightness, direct-patterned displays that eliminates the use of color filters progressed during the quarter. We recently invested in new direct patterning equipment for this effort. This work will result in manufacturable, full-color direct-patterned ultra-high brightness microdisplays that are about 20 times brighter than the typical smart phone display. These ultra-high brightness displays will help accelerate the penetration of our OLED microdisplays into new markets such as avionics and consumer headset applications. eMagin continues to lead the industry in this effort for direct patterned OLED at microdisplay pixel sizes. In addition, although we encountered a delay during the quarter, our new, advanced HMD “head mounted display” prototype was recently completed. The headset features 2,000 by 2,000 pixel resolution, a superior form factor, a wide 100+ degree field of view and has all the outstanding advantages of eMagin OLED microdisplays. We are currently demonstrating the headset to potential partners and customers.”

First Quarter Results

Revenues for first quarter 2015 were $6.0 million versus $6.3 million for first quarter last year, a decrease of approximately 5%. Product revenues (primarily display sales) totaled $5.1 million, about 18% less than first quarter last year. R&D contract revenues increased significantly to approximately $885,000 from approximately $19,000 same quarter last year. Display average selling price increased and the number of displays shipped decreased from last year. The increase in average selling price is a result of changes in product and customer mix.

Gross margin for first quarter was 39 percent on gross profit of $2.4 million compared to a gross margin of 31 percent on gross profit of $1.9 million in first quarter last year. The increase in gross margin from last year was primarily due to lower manufacturing expenses, higher yield and a higher average selling price.

Operating expenses for first quarter decreased to $2.0 million from $3.5 million in first quarter last year. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses decreased to $0.9 million from $1.4 million in first quarter last year. The decrease was due primarily to the significant increase in funded R&D contracts, which tends to reduce the non-funded internal expense and to the requirements of the respective R&D contracts being worked on in each year. SG&A expenses decreased by almost half to $1.1 million from $2.1 million. The $1.1 million decrease of approximately 47% is primarily a result of a decrease of approximately $0.4 million in the allowance for doubtful accounts, and decreases in personnel and non-cash compensation costs. In first quarter last year, the Company booked legal settlement costs of approximately $116,000.

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Operating profit for the first quarter increased $1.9 million to $0.3 million from a loss of $1.6 million in first quarter last year. Net income was $0.3 million or $0.01 per diluted share, versus a net loss of $1.6 million or $0.07 per diluted share in first quarter last year. Adjusted EBITDA improved $1.6 million to $0.9 million from a loss of $ 0.7 million in first quarter last year.

At March 31, 2015, the Company had approximately $6.7 million of cash, cash equivalents, and investments in certificates of deposit, compared to $6.0 million at December 31, 2014. The increase in cash is due to more favorable operational results.

Recent Corporate Highlights

  eMagin continued deliveries of microdisplay products in first quarter to 65 domestic and international customers and performed funded R&D contract services for 8 customers.

  The Company produced approximately $0.9 million in R&D contract revenue in first quarter as a result of new contract awards announced in 2014. This represents a large increase over the approximately $19,000 in R&D contract revenue in first quarter last year.

  eMagin produced a net profit for the first quarter, following seven consecutive quarters of operating losses.

  We have started to ship VGA displays globally as we have been granted EAR99 classification by the US Department of Commerce for these displays.  The VGA display is our lowest price display and we expect significant global demand, now that the display is designated ITAR-free.
  We delivered ultrahigh brightness color displays in the first quarter to customers. These were WUXGA displays made with the equipment we installed last year. We have also delivered ultra-high brightness monochrome displays for aviation customers. Again the interest in these displays confirms that these displays offer advantages for applications that use low efficiency optical systems or must provide augmented reality in the daytime such as avionics and commercial data glass applications.

  Significant progress was made in the first quarter improving our direct patterning and full color ultra-high brightness OLED microdisplays. An upgrade to the existing direct patterning tool was designed fabricated and installed. The purpose of this upgrade is to improve the yield and performance of the high brightness direct patterned displays. Work to bring this upgrade to production readiness is underway and is expected to be completed by the end of Q2. This effort will result in manufacturable full color ultra-high brightness microdisplays about 20 times brighter than your typical smart phone display with all the advantages of our OLED technology including much better power efficiency.
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    We finished the development of the Company’s new advanced Head Mounted Display (“HMD”) headset. The HMD has been demonstrated to potential partners and customers in April and May. This HMD is immersive and incorporates eMagin’s latest high-resolution OLED microdisplays and patented optics and is a paradigm shift in the look, performance, weight, and size of Virtual Reality (“VR”) HMDs. The OLED microdisplay and the optics are the fundamental reasons that eMagin’s HMD is half the weight and size of its VR HMD counter parts. The field of view (“FOV”) exceeds 100 degrees on the diagonal with a resolution of 4 megapixels per eye.
    We are selling our ultrahigh brightness monochrome green and yellow XLT displays for various applications that require extreme brightness like avionics. These displays continue to demonstrate our capability on high brightness.
    A new version of the SXGA120 was completed. The new version incorporates higher current capability to support very high brightness levels without compromising uniformity (display quality). Initial samples have been evaluated favorably by a customer and product qualification is expected by the end of second quarter.
    Sample displays using our high brightness color and monochrome white XLS technology were delivered and are being added to the system architecture for both commercial and military applications. As a result of further R&D efforts, the lifetime of our high brightness OLED XLS technology was improved by about 25 percent. The full qualification of multiple variants of these displays began completion in the first quarter of 2015. The increasing interest in our high brightness displays confirms that these displays offer advantages for applications that use low efficiency optical systems or must provide augmented reality in the daytime such as avionics and commercial data glasses applications.
    First samples of the SXGA096 product are available and product qualification is expected to be completed by July, 2015. The SXGA096 will provide eMagin’s customers with the resolution of an SXGA display but with a smaller form factor and lower cost than larger pixel SXGA displays.

  Outlook

  Based on current and forecasted market conditions, expected orders and current backlog, eMagin affirms our previous guidance that we expect revenues will total between $26 million to $29 million in 2015.

  Conference Call Information

  Full results will be published in the Company's 10-Q report for the first quarter ended March 31, 2015, expected to be filed by May 15, 2015 and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through June 13, 2015. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

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  About eMagin Corporation

  A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

  Forward-Looking Statements

  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

  Non-GAAP Financial Measures

  To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

  Contact:

  Paul Campbell

  Chief Financial Officer

  845-838-7931 or 425-284-5220

  pcampbell@emagin.com

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  eMAGIN CORPORATION

  CONDENSED CONSOLIDATED BALANCE SHEETS

  (In thousands, except share data)

	March 31, 2015 (unaudited)	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$6,212	$5,290
Investments	500	750
Accounts receivable, net	3,954	4,044
Inventories, net	4,795	4,586
Prepaid expenses and other current assets	697	656
Total current assets	16,158	15,326
Equipment, furniture and leasehold improvements, net	9,426	9,417
Intangibles and other assets	368	382
Total assets	$25,952	$25,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,368	$1,027
Accrued expenses	2,549	2,362
Other current liabilities	405	664
Total current liabilities	4,322	4,053

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2015 and December 31, 2014	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 25,216,807 shares as of March 31, 2015 and 25,216,807 shares as of December 31, 2014	25	25
Additional paid-in capital	228,618	228,380
Accumulated deficit	(206,513)	(206,833)
Treasury stock, 162,066 shares as of March 31, 2015 and December 31, 2014	(500)	(500)
Total shareholders’ equity	21,630	21,072
Total liabilities and shareholders’ equity	$25,952	$25,125

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   eMAGIN CORPORATION

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

  (In thousands, except share and per share data)

  (unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:

Product	$5,104	$6,259
Contract	885	19
Total revenue, net	5,989	6,278

Cost of goods sold:

Product	3,052	4,332
Contract	577	15
Total cost of goods sold	3,629	4,347

Gross profit	2,360	1,931

Operating expenses:

Research and development	903	1,426
Selling, general and administrative	1,128	2,119
Total operating expenses	2,031	3,545

Income (loss) from operations	329	(1,614)

Other income (expense):
Interest expense, net	(10)	(11)
Other income, net	1	7
Total other income (expense), net	(9)	(4)
Income (loss) before provision for income taxes	320	(1,618)
Provision for income taxes	—	—

Net income (loss)	$320	$(1,618)
Less net income allocated to participating securities	74	—
Net income (loss) allocated to common shares	$246	$(1,618)

Income (loss) per share, basic	$0.01	$(0.07)
Income (loss) per share, diluted	$0.01	$(0.07)

Weighted average number of shares outstanding:

Basic	25,041,380	23,778,110

Diluted	25,747,631	23,778,110

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Non-GAAP Information (unaudited)
	Three Months Ended March 31,
	2015	2014

Net income (loss)	$320	$(1,618)
Severance	—	116
Adjusted net income (loss)	320	(1,502)
Non-cash compensation	217	490
Depreciation and amortization expense	326	256
Interest expense	10	11
Adjusted EBITDA	$873	$(745)

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